Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Elects Alan D. Wilson to Board of Directors

Baltimore, MD — July 6, 2006 — Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, announces the election of Alan D. Wilson to its Board of Directors and Audit Committee, effective June 29, 2006. Mr. Wilson is President of the North American Consumer Foods and Supply Chain for McCormick & Company, Inc., a publicly traded company and a global leader in the manufacture, marketing, and distribution of spices, seasonings, and flavors to the food industry. Mr. Wilson joined McCormick in 1993 as Director of Procurement for Retail Products, and was promoted to Vice President of Corporate Procurement the following year. During his tenure at McCormick, Mr. Wilson held several executive management roles, including President of Tubed Products, President of McCormick Canada, and, most recently, President of U.S. Consumer Foods. Prior to joining McCormick, Mr. Wilson spent nine years with Procter & Gamble where he held progressive positions in product supply, procurement, and manufacturing.

Gerard E. Holthaus, Chairman, President & CEO of Williams Scotsman, commented, “We are very pleased with this appointment to our Board. Mr. Wilson’s broad management experience in a multinational company environment together with his vast knowledge of merger and acquisition activity, supply chain management, and product innovation adds additional strength to our Board.”

Wilson stated, “I’m excited to join the company at such an interesting time as they build upon a successful IPO and secondary offering. I’m looking forward to supporting the management team as they continue to strengthen the scale of domestic operations and the international footprint of the company.”

About Williams Scotsman International, Inc.

Williams Scotsman, Inc. is the operating subsidiary of Williams Scotsman International, Inc. Williams Scotsman, Inc. is headquartered in Baltimore, Maryland and is a leading provider of mobile and modular space solutions for the construction, education, commercial, healthcare and government markets. Williams Scotsman, Inc. serves over 25,000 customers, operating a fleet of over 99,000 modular space and storage units that are leased through a network of 86 locations throughout North America. Williams Scotsman, Inc. provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman, Inc. also manages large modular building projects from concept to completion. Williams Scotsman International, Inc. is a publicly traded company (NASDAQ:WLSC) with operations in the United States, Canada, Mexico, and Spain.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although Williams Scotsman believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Williams Scotsman’s expectations are disclosed under “Risk Factors” and elsewhere in Williams Scotsman International, Inc.’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. Williams Scotsman assumes no obligation to update any forward-looking statement.

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